Exhibit 5.1

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trademark Agents 1133 Melville Street Suite 3500, The Stack Vancouver, B.C. V6E 4E5 Canada Tel: 604-631-3300 Fax: 604-631-3309

February 19, 2025

NioCorp Developments Ltd.
7000 South Yosemite Street, Suite 115

Centennial, CO

80112

RE:     Registration Statement on Form S-1

Dear Sirs/Mesdames:

We have acted as Canadian counsel to NioCorp Developments Ltd., a corporation incorporated under the laws of the Province of British Columbia (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) on the date hereof of the above captioned registration statement on Form S-1 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the resale or other distribution from time to time by certain selling security holders described therein (collectively, the “Selling Shareholders” and each, a “Selling Shareholder”) of common shares in the capital of the Company (“Common Shares”), including:

i.	up to an aggregate of 315,000 Common Shares (the “June 2024 Warrant Shares”) issuable upon exercise of 315,000 Common Share purchase warrants (the “June 2024 Warrants”), with each June 2024 Warrant being exercisable for one June 2024 Warrant Share at a price of US$2.20 per June 2024 Warrant Share until June 24, 2026, which were issued to a Selling Shareholder who participated as an investor in connection with the Company’s June 2024 non-brokered private placement (the “June 2024 Private Placement”) of 315,000 units of the Company (the “June 2024 Units”), with each June 2024 Unit being comprised of one Common Share and one June 2024 Warrant;

ii.	up to an aggregate of 2,816,742 Common Shares (the “Contingent Consent Warrant Shares”) issuable upon exercise of 2,816,742 Common Share purchase warrants (the “Contingent Consent Warrants”), with each Contingent Warrant being exercisable for one Contingent Consent Warrant Share at a price of US$2.308 per Contingent Consent Warrant Share until September 17, 2028, which were issued to Lind Global Asset Management III, LLC (“Lind”) pursuant to the Waiver and Consent Agreement dated September 25, 2022 (the “Lind Consent”) between the Company and Lind, as a result of the closing trading price of the Common Shares being below the threshold price set forth in the Lind Consent on September 17, 2024;

iii.	2,199,602 Common Shares (the “November 2024 Shares”) issued to certain Selling Shareholders who participated as investors in connection with the Company’s November 2024 non-brokered private placement (the “November 2024 Private Placement”) of 2,199,602 units of the Company (the “November 2024 Units”), with each November 2024 Unit being comprised of one November 2024 Share, one Series A Common Share purchase warrant (a “November 2024 Series A Private Warrant”) and one-half of one Series B Common Share purchase warrant (each whole such Series B Common Share purchase warrant, a “November 2024 Series B Private Warrant”);

iv.	up to an aggregate of 2,199,602 Common Shares (the “November 2024 Series A Private Warrant Shares”) issuable upon exercise of the November 2024 Series A Private Warrants, with each November 2024 Series A Private Warrant being exercisable for one November 2024 Series A Private Warrant Share at a price of US$1.75 per November 2024 Series A Private Warrant Share until November 13, 2026; and

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v.	up to an aggregate of 1,099,793 Common Shares (the “November 2024 Series B Private Warrant Shares” and, together with the June 2024 Warrant Shares, the Contingent Consent Warrant Shares, the November 2024 Shares and the November 2024 Series A Private Warrant Shares, the “Shares”) issuable upon exercise of the November 2024 Series B Private Warrants, with each November 2024 Series B Private Warrant being exercisable for one November 2024 Series B Private Warrant Share at a price of US$2.07 per November 2024 Series B Private Warrant Share at any time beginning on the date that is six months and one day from the date of issuance thereof until November 13, 2029.

In connection with the preparation of the Registration Statement and this opinion, we have examined, considered and relied upon originals or copies certified to our satisfaction of each of the following documents (collectively, the “Documents”):

(a)	the Company’s articles and notice of articles;

(b)	a certificate of good standing dated February 19, 2025 issued by the British Columbia Registrar of Companies pursuant to the Business Corporations Act (British Columbia) relating to the Company;

(c)	records of corporate proceedings of the Company approving the issuance of the Shares;

(d)	the form of subscription agreement used in connection with the June 2024 Private Placement;

(e)	the form of certificate representing the June 2024 Warrants;

(f)	the Lind Consent;

(g)	the form of certificate representing the Contingent Consent Warrants;

(h)	the form of subscription agreement used in connection with the November 2024 Private Placement;

(i)	the form of certificate representing the November 2024 Series A Private Warrants;

(j)	the form of certificate representing the November 2024 Series B Private Warrants; and

(k)	such other documents, statutes, regulations, public and corporate records as we have deemed appropriate to give this opinion.

We have relied upon the factual matters contained in the representations and other factual statements of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In such examination, we have assumed without any independent investigation: (a) the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of all such latter documents; and (b) that each of the parties (other than the Company) executing any of the Documents has, to the extent applicable, duly and validly executed and delivered each of the Documents to which such party is a signatory and such parties had the capacity to do so and to perform their obligations thereunder, and such Documents or agreements constitute legal, valid and binding obligations of all parties thereto (other than the Company) and are enforceable in accordance with their respective terms against all parties thereto (other than the Company), subject to the qualifications on enforceability referred to herein.

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We have not, however, undertaken any independent investigation as to any factual matter set forth in any of the foregoing and as to questions of fact in respect of the opinions hereinafter expressed, we have relied solely upon the Documents.

Whenever our opinion refers to shares of the Company as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares cannot be required to contribute any further amounts to the Company by virtue of its status as holder of such shares, either in order to complete payment for such shares, to satisfy claims of creditors of the Company, or otherwise. No opinion is expressed as to the actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

We are solicitors qualified to practice law in the Provinces of British Columbia, Alberta and Ontario (collectively, the "Provinces"). We express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein and we express no opinion as to any laws, or any matter governed by any laws, of any other jurisdiction, in which we express an opinion on the laws of each of the Provinces and the federal laws of Canada applicable therein. We express no opinion with respect to the provisions of the Personal Information Protection and Electronic Documents Act (Canada) or any other privacy laws of the Provinces.

On the basis of and subject to the foregoing and the other assumptions and qualifications set forth herein, we are of the opinion that:

1.	The June 2024 Warrant Shares issuable upon exercise of the June 2024 Warrants will be, when issued upon exercise of the June 2024 Warrants in accordance with the terms thereof and payment of the exercise price therefor, validly issued, fully paid and non-assessable.

2.	The Contingent Consent Warrant Shares issuable upon exercise of the Contingent Consent Warrants will be, when issued upon exercise of the Contingent Consent Warrants in accordance with the terms thereof and payment of the exercise price therefor, validly issued, fully paid and non-assessable.

3.	The November 2024 Shares have been duly and validly issued as fully paid and non-assessable.

4.	The November 2024 Series A Private Warrant Shares issuable upon exercise of the November 2024 Series A Private Warrants will be, when issued upon exercise of the November 2024 Series A Private Warrants in accordance with the terms thereof and payment of the exercise price therefor, validly issued, fully paid and non-assessable.

5.	The November 2024 Series B Private Warrant Shares issuable upon exercise of the November 2024 Series B Private Warrants will be, when issued upon exercise of the November 2024 Series B Private Warrants in accordance with the terms thereof and the payment of the exercise price therefor, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof and based on legislation and regulations in effect on the date hereof, and we assume no obligation to revise, supplement or amend such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Blake, Cassels & Graydon LLP under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Blakes, Cassels & Graydon LLP

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